Exhibit 99.2

Berry Petroleum Company News Release

BERRY PETROLEUM COMPANY ANNOUNCES COMMENCEMENT OF MODIFIED DUTCH AUCTION TENDER OFFER FOR ITS 10¼% SENIOR NOTES DUE 2014

Denver — (BUSINESS WIRE) — March 6, 2012 — Berry Petroleum Company (NYSE:BRY), announced today that it has commenced a cash tender offer (the “Offer”) for up to $150 million aggregate principal amount (the “Tender Cap”) of its outstanding 10¼% Senior Notes due 2014 (the “Notes”).  The Offer is scheduled to expire at 11:59 p.m., New York City time, on April 2, 2012, unless extended or earlier terminated (the “Expiration Date”).  As of March 1, 2012, $355,256,000 principal amount of Notes were outstanding.  Information related to the Notes and the Offer are listed in the table below.

CUSIP No.	Outstanding Principal Amount	Title of Security	Early Tender Date	Early Tender Payment(1)	Total Consideration (Acceptable Bid Price Range) (1)(2)
085789AD7	$355,256,000	10¼% Senior Notes due 2014	March 19, 2012, 5:00 p.m., New York City time	$30.00	$1,155.00 - $1,175.00

(1)  Per $1,000 principal amount of Notes that are accepted for purchase.
(2)  Includes the Early Tender Payment.

The “Total Consideration” for each $1,000 principal amount of Notes will be determined based on a modified “Dutch Auction” procedure.  Each holder that tenders Notes in the Offer will specify a “Bid Price,” within a range specified in the table above, which represents the minimum consideration such holder is willing to receive for those Notes.  Holders who tender Notes without specifying a Bid Price will be deemed to have specified $1,155.00 per $1,000 principal amount of Notes.  The total consideration payable under the Offer, and the Bid Price specified by holders of Notes electing to participate, includes an “Early Tender Payment” of $30.00 for each $1,000 principal amount of Notes.  Holders will only be eligible to receive the Early Tender Payment for Notes that such holders have validly tendered (and not withdrawn) prior to 5:00 p.m., New York City time, on March 19, 2012, unless extended.  If the aggregate amount of Notes validly tendered (and not withdrawn) with a Bid Price equal to or below the Total Consideration exceeds the Tender Cap, then holders of Notes who tender Notes with a Bid Price equal to the Total Consideration will be subject to proration as described in the Offer to Purchase (defined below).

Holders whose Notes are purchased in the Offer will also receive accrued and unpaid interest from the most recent interest payment date for the Notes to, but not including, the settlement date. The Company currently anticipates that the settlement date will be April 3, 2012.

Tendered Notes may be withdrawn before 5:00 p.m., New York City time, on March 19, 2012, unless extended (the “Withdrawal Date”). Holders of Notes who tender their Notes after the Withdrawal Date, but prior to the Expiration Date, may not withdraw their Notes. The Company reserves the right, in its sole discretion, to increase the Tender Cap. If the Company increases the Tender Cap, it does not expect to extend the Withdrawal Date or otherwise reinstate withdrawal rights.

The Offer is subject to the satisfaction of certain conditions including: (1) consummation of a new capital markets debt offering resulting in net proceeds on terms satisfactory to the Company in an amount sufficient to fund the Offer and (2) certain other customary conditions.

The complete terms and conditions of the Offer are described in the Offer to Purchase dated March 6, 2012, copies of which may be obtained from D.F. King & Co., Inc., the tender agent and information agent for the Offer, at (800) 628-8536 (US toll free) or, for banks and brokers, (212) 269-5550.

The Company has retained Wells Fargo Securities, LLC to act as the exclusive dealer manager in connection with the Offer.  Questions regarding the terms of the Offer may be directed to Wells Fargo Securities, LLC at (866) 309-6316 (toll-free) or (704) 715-8341 (collect).

This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any securities. The Offer is being made solely by the Offer to Purchase dated March 6, 2012. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Berry Petroleum Company

Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with operations in California, Colorado, Texas and Utah.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”

Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as “estimate,” “expect,” “would,” “will,” “target,” “goal” and “intend” and forms of those words and others indicate forward-looking statements. These statements include but are not limited to forward-looking statements about the consummation of a debt offering and the planned Tender Offer, including whether the Tender Offer is consummated in whole or in part. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors which could affect actual results are discussed in Berry’s filings with the SEC, including its Annual Report on Form 10-K filed with the SEC on February 28, 2012.

Source: Berry Petroleum Company

Berry Petroleum Company

Investors and Media

David Wolf, 1-303-999-4400

or

Shawn Canaday, 1-303-999-4000